Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
November 2, 2011	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES THIRD QUARTER 2011 RESULTS

EARNS HIGHEST ADJUSTED EBITDA IN HISTORY (a)

Third Quarter 2011 Highlights

•                  Revenues improved 24% compared to the prior year period.

•                  Adjusted EBITDA improved 26% to $345 million compared to the prior year period.

•                  Adjusted diluted income per share improved 32% to $0.45 compared to the prior year period.

•                  A higher than normal adjusted effective tax rate of 38% had a negative impact of approximately $0.08 per diluted share.

•                  Negative foreign currency impact on earnings in our Advanced Materials and Textile Effects businesses of approximately $17 million compared to the prior year primarily due to the strong Swiss franc.

•                  We announced restructuring plans within our Advanced Materials and Textile Effects businesses.  We recorded $155 million of restructuring charges during the third quarter of 2011 consisting of $102 million of cash charges and $53 million of non-cash impairment of assets.  We expect additional future cash charges of approximately $35 million.  We expect future annual benefits of approximately $90 million.

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, except per share amounts, unaudited	2011	2010	2011	2011	2010

Revenues	$2,976	$2,401	$2,934	$8,589	$6,838

Net (loss) income attributable to Huntsman Corporation	$(34)	$55	$114	$142	$(3)
Adjusted net income(1)	$108	$83	$117	$339	$142

Diluted (loss) income per share	$(0.14)	$0.23	$0.47	$0.59	$(0.01)
Adjusted diluted income per share(1)	$0.45	$0.34	$0.48	$1.40	$0.59

EBITDA(1)	$204	$257	$323	$766	$533
Adjusted EBITDA(1)	$345	$273	$318	$965	$653

See end of press release for footnote explanations

(a) Excluding the Base Chemicals and Polymers businesses divested in 2006 and 2007

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported third quarter 2011 results with revenues of $2,976 million and Adjusted EBITDA of $345 million.

Peter R. Huntsman, our President and CEO, commented:

“Our third quarter was the strongest in our company’s history.  Our revenues, adjusted EBITDA and adjusted net income are all stronger than a year ago as we appear to be heading towards a record year.

This past quarter we announced large restructuring plans to mitigate the impact of the strong Swiss Franc and to address the challenging business conditions of the global textile industry.  We expect to record cash restructuring charges of approximately $135 million and expect annual benefits of approximately $90 million between our Textile Effects business and our Swiss based Advanced Materials divisions.  We expect to see the impact of these changes beginning in the first quarter of 2012.

As satisfied as we feel about our strong quarter, we are still mindful of the sluggish global business conditions.  As the economy gradually improves in the coming year, we fully expect stronger earnings from our business as many of our larger product lines are still quite some distance from their peak earnings potential.  In short, I am quite pleased with our third quarter results, but expect stronger performance as the global economy returns to more stable growth.”

Segment Analysis for 3Q11 Compared to 3Q10

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended September 30, 2011 compared to the same period in 2010 was due to higher average selling prices and higher MDI sales volumes.  Average MDI selling prices increased primarily in response to higher raw material costs, improved demand and the strength of European currencies against the U.S. dollar.  Average PO/MTBE selling prices increased primarily in response to higher raw material costs.  MDI sales volumes increased primarily due to improved demand in the insulation, furniture and automotive sectors but were offset by lower PO/MTBE sales volumes.  The increase in Adjusted EBITDA was due to higher contribution margins partially offset by higher manufacturing and selling, general and administrative costs.

Performance Products

The increase in revenues in our Performance Products division for the three months ended September 30, 2011 compared to the same period in 2010 was primarily due to higher average selling prices.  Average selling prices increased across almost all product groups primarily in response to higher raw material costs and the strength of major European currencies against the U.S. dollar.  Sales volumes were essentially unchanged as the positive impact from the consolidation of our Sasol-Huntsman maleic anhydride joint venture during the second quarter 2011 was offset by lower sales volumes of amines and surfactants.  The decrease in Adjusted EBITDA was primarily due to a planned maintenance outage at our Port Neches, TX facility which had an approximate $8 million negative impact.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended September 30, 2011 compared to the same period in 2010 was primarily due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased primarily in response to higher raw material costs and the strength of major European currencies against the U.S. dollar.  Sales volumes decreased in our base resins business partially offset by a modest increase in combined sales volumes in our core formulation systems and specialty components businesses.  The decrease in Adjusted EBITDA was primarily due to lower contribution margins and approximately $7 million of negative foreign currency impact primarily due to the stronger Swiss franc on our manufacturing and selling, general and administrative costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended September 30, 2011 compared to the same period in 2010 was primarily due to lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased due to lower demand.  Average selling prices increased primarily due to the strength of major currencies against the U.S. dollar.  The decrease in Adjusted EBITDA was primarily due to lower sales volumes and approximately $10 million of negative foreign currency impact primarily due to the stronger Swiss franc on our manufacturing and selling, general and administrative costs.

Pigments

The increase in revenues in our Pigments division for the three months ended September 30, 2011 compared to the same period in 2010 was due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased in all regions of the world primarily as a result of higher raw material costs and the strength of major European currencies against the U.S. dollar.  Sales volumes decreased primarily due to lower finished goods inventory available for sale and lower global demand.  The increase in Adjusted EBITDA in our Pigments division was primarily due to higher contribution margins partially offset by lower sales volumes and higher manufacturing and selling, general and administrative costs.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt and unallocated restructuring costs.  Adjusted EBITDA from Corporate, LIFO and other decreased by $6 million to a loss of $50 million for the three months ended September 30, 2011 compared to a loss of $44 million for the same period in 2010.  The decrease in Adjusted EBITDA was primarily the result of a $7 million increase in LIFO inventory valuation expense ($8 million of loss in 2011 compared to $1 million loss in 2010).

Income Taxes

During the three months ended September 30, 2011 we recorded income tax expense of $55 million compared to $41 million in the same period in 2010.  Our adjusted effective income tax rate for the three months ended September 30, 2011 was approximately 38%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  The increase in forecasted losses in Switzerland from our Textile Effects business during the third quarter, along with other changes in our geographic mix of income, had the effect of increasing our projected effective income tax rate for the year.  We are required to adjust our third quarter year-to-date tax rate to our expected full year rate.  This resulted in the recognition of more tax expense during the third quarter.  We expect our long term effective income tax rate to be approximately 30 - 35% and expect the fourth quarter and full year 2011 adjusted tax rate to be slightly less than that.  During the three months ended September 30, 2011 we paid $49 million in cash for income taxes.  We expect our cash tax rate to continue to be less than our effective income tax rate.

Liquidity, Capital Resources and Outstanding Debt

As of September 30, 2011, we had $1,024 million of combined cash and unused borrowing capacity compared to $1,434 million at December 31, 2010.  The decrease from 2010 year end was primarily attributable to an increase in primary net working capital of $506 million.

During the third quarter of 2011, we redeemed approximately $111 million of our senior subordinated notes due 2015.

On November 1, 2011, we provided notice to redeem all of our remaining 6.875% senior subordinated euro notes due 2013 worth approximately $93 million.

Total capital expenditures, net of reimbursements for the three months ended September 30, 2011 were $93 million compared to $54 million for the same period in 2010.  We expect to spend approximately $350 million on capital expenditures, net of reimbursements, in 2011.

On August 5, 2011 we announced that our Board of Directors authorized the repurchase of up to $100 million in shares of our common stock.  During the third quarter of 2011, we acquired approximately four million shares of our outstanding common stock for approximately $50 million under the repurchase program.

Conference Call Information

We will hold a conference call to discuss our third quarter 2011 financial results on Wednesday November 2, 2011 at 9:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 713 - 4213
International participants	(617) 213 - 4865
Passcode	98395744

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PLFWDW8GP

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

Replay Information

The conference call will be available for replay beginning November 2, 2011 and ending November 9, 2011.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	63107396

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts, unaudited	2011	2010	2011	2010
Revenues	$2,976	$2,401	$8,589	$6,838
Cost of goods sold	2,486	1,986	7,138	5,757
Gross profit	490	415	1,451	1,081
Operating expenses	258	244	821	741
Restructuring, impairment and plant closing costs	155	4	171	24
Operating income	77	167	459	316
Interest expense, net	(63)	(64)	(187)	(168)
Equity in income of investment in unconsolidated affiliates	2	3	6	20
Loss on early extinguishment of debt	(2)	(7)	(5)	(169)
Expenses associated with the terminated merger and related litigation	—	(3)	—	(4)
Other (loss) income	(1)	2	—	3
Income (loss) before income taxes	13	98	273	(2)
Income tax expense	(55)	(41)	(111)	(46)
(Loss) income from continuing operations	(42)	57	162	(48)
Income (loss) from discontinued operations, net of tax(2)	10	(1)	(5)	48
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	2	—
Net (loss) income	(32)	56	159	—
Net income attributable to noncontrolling interests, net of tax	(2)	(1)	(17)	(3)
Net (loss) income attributable to Huntsman Corporation	$(34)	$55	$142	$(3)

Adjusted EBITDA(1)	$345	$273	$965	$653

Adjusted net income(1)	$108	$83	$339	$142

Basic (loss) income per share	$(0.14)	$0.23	$0.60	$(0.01)
Diluted (loss) income per share	$(0.14)	$0.23	$0.59	$(0.01)
Adjusted diluted income per share(1)	$0.45	$0.34	$1.40	$0.59

Common share information:
Basic shares outstanding	237.6	236.4	238.2	235.9
Diluted shares	237.6	241.0	242.6	235.9
Diluted shares for adjusted diluted income per share	241.3	241.0	242.6	240.7

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,			September 30,
In millions, unaudited	2011	2010	Change	2011	2010	Change
Segment Revenues:
Polyurethanes	$1,209	$960	26%	$3,391	$2,659	28%
Performance Products	846	678	25%	2,546	1,963	30%
Advanced Materials	349	318	10%	1,059	929	14%
Textile Effects	173	190	(9)%	563	598	(6)%
Pigments	455	327	39%	1,243	883	41%
Eliminations and other	(56)	(72)	(22)%	(213)	(194)	10%
Total	$2,976	$2,401	24%	$8,589	$6,838	26%

Segment Adjusted EBITDA(1):
Polyurethanes	$140	$99	41%	$397	$221	80%
Performance Products	97	102	(5)%	314	278	13%
Advanced Materials	26	42	(38)%	96	124	(23)%
Textile Effects	(29)	8	NM	(42)	16	NM
Pigments	161	66	144%	363	144	152%
Corporate, LIFO and other	(50)	(44)	14%	(163)	(130)	25%
Total	$345	$273	26%	$965	$653	48%

See end of press release for footnote explanations	NM—Not meaningful

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	September 30, 2011 vs. 2010
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total
Polyurethanes	18%	5%	4%	(1)%	26%
Performance Products	20%	5%	—	—	25%
Advanced Materials	5%	7%	(1)%	(1)%	10%
Textile Effects	(2)%	6%	—	(13)%	(9)%
Pigments	38%	9%	—	(8)%	39%
Total Company	20%	6%	3%	(5)%	24%

	Nine months ended
	September 30, 2011 vs. 2010
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total
Polyurethanes	18%	3%	(4)%	11%	28%
Performance Products	20%	3%	1%	6%	30%
Advanced Materials	8%	4%	2%	—	14%
Textile Effects	1%	4%	(1)%	(10)%	(6)%
Pigments	33%	5%	—	3%	41%
Total Company	15%	4%	2%	5%	26%

(a) Excludes revenues and sales volumes from tolling, by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts, unaudited	2011	2010	2011	2010	2011	2010	2011	2010

GAAP(1)	$204	$257	$(55)	$(41)	$(34)	$55	$(0.14)	$0.23
Adjustments:
Unallocated foreign exchange (gain) loss	(1)	(2)	(5)	14	(6)	12	(0.02)	0.05
Legal settlements and related expenses	4	—	(1)	—	3	—	0.01	—
Loss on early extinguishment of debt	2	7	(1)	(2)	1	5	—	0.02
Restructuring, impairment and plant closing costs	155	4	(3)	—	152	4	0.63	0.02
Expenses associated with the terminated merger and related litigation	—	3	—	(1)	—	2	—	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(3)	(2)	4	4	0.02	0.02
Acquisition expenses	1	1	—	(1)	1	—	—	—
Gain on sale of assets related to plant closures	(3)	—	—	—	(3)	—	(0.01)	—
(Income) loss from discontinued operations, net of tax(2)	(17)	3	N/A	N/A	(10)	1	(0.04)	—

Adjusted(1)	$345	$273	$(68)	$(33)	$108	$83	$0.45	$0.34

Adjusted income tax expense					68	33
Net income attributable to noncontrolling interests, net of tax					2	1
Adjusted pre-tax income(1)					$178	$117
Adjusted effective tax rate					38%	28%

		Income Tax	Net Income (Loss)	Diluted Income (Loss)
	EBITDA	(Expense) Benefit	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	June 30,	June 30,	June 30,	June 30,
In millions, except per share amounts, unaudited	2011	2011	2011	2011

GAAP(1)	$323	$(34)	$114	$0.47
Adjustments:
Unallocated foreign exchange (gain) loss	(3)	4	1	—
Gain on consolidation of a variable interest entity	(12)	2	(10)	(0.04)
Restructuring, impairment and plant closing costs	9	(1)	8	0.03
Discount amortization on settlement financing associated with the terminated merger	N/A	(2)	5	0.02
Acquisition expenses	3	(1)	2	0.01
Gain on sale of assets related to plant closures	(3)	—	(3)	(0.01)
Loss from discontinued operations, net of tax(2)	2	N/A	1	—
Extraordinary gain on the acquisition of a business, net of tax(3)	(1)	—	(1)	—

Adjusted(1)	$318	$(32)	$117	$0.48

Adjusted income tax expense			32
Net income attributable to noncontrolling interests, net of tax			10
Adjusted pre-tax income(1)			$159
Adjusted effective tax rate			20%

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts, unaudited	2011	2010	2011	2010	2011	2010	2011	2010

GAAP(1)	$766	$533	$(111)	$(46)	$142	$(3)	$0.59	$(0.01)
Adjustments:
Unallocated foreign exchange (gain) loss	(6)	(3)	5	5	(1)	2	—	0.01
Legal settlements and related expenses	38	—	(14)	—	24	—	0.10	—
Loss on early extinguishment of debt	5	169	(2)	(17)	3	152	0.01	0.63
Gain on consolidation of a variable interest entity	(12)	—	2	—	(10)	—	(0.04)	—
Restructuring, impairment and plant closing costs	171	24	(4)	(1)	167	23	0.69	0.10
Expenses associated with the terminated merger and related litigation	—	4	—	(1)	—	3	—	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(8)	(7)	13	12	0.05	0.05
Acquisition expenses	5	2	(1)	(1)	4	1	0.02	—
Gain on sale of assets related to plant closures	(6)	—	—	—	(6)	—	(0.02)	—
Loss (income) from discontinued operations, net of tax(2)	6	(76)	N/A	N/A	5	(48)	0.02	(0.20)
Extraordinary gain on the acquisition of a business, net of tax	(2)	—	—	—	(2)	—	(0.01)	—

Adjusted(1)	$965	$653	$(133)	$(68)	$339	$142	$1.40	$0.59

Adjusted income tax expense					133	68
Net income attributable to noncontrolling interests, net of tax					17	3
Adjusted pre-tax income(1)					$489	$213
Adjusted effective tax rate					27%	32%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
In millions, unaudited	2011	2010	2011	2011	2010

Net (loss) income attributable to Huntsman Corporation	$(34)	$55	$114	$142	$(3)
Interest expense, net	63	64	65	187	168
Income tax expense from continuing operations	55	41	34	111	46
Income tax expense (benefit) from discontinued operations(2)	7	(2)	(1)	(1)	27
Depreciation and amortization of continuing operations	113	99	111	327	294
Depreciation and amortization of discontinued operations(2)	—	—	—	—	1

EBITDA(1)	$204	$257	$323	$766	$533

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	September 30,	June 30,	December 31,	September 30,
In millions	2011	2011	2010	2010
	(unaudited)	(unaudited)		(unaudited)

Cash	$459	$690	$973	$1,011
Accounts and notes receivable, net	1,762	1,836	1,413	1,611
Inventories	1,687	1,746	1,396	1,375
Other current assets	366	308	226	248
Property, plant and equipment, net	3,659	3,825	3,605	3,594
Other assets	1,075	1,071	1,101	1,027
Total assets	$9,008	$9,476	$8,714	$8,866

Accounts payable	$941	$1,110	$842	$817
Other current liabilities	787	800	692	656
Current portion of debt	230	289	519	384
Long-term debt	3,847	3,886	3,627	3,953
Other liabilities	1,269	1,155	1,184	1,168
Total equity	1,934	2,236	1,850	1,888
Total liabilities and equity	$9,008	$9,476	$8,714	$8,866

Table 7 — Outstanding Debt

	September 30,	June 30,	December 31,	September 30,
In millions	2011	2011	2010	2010
	(unaudited)	(unaudited)		(unaudited)

Debt:
Senior credit facilities	$1,694	$1,692	$1,688	$1,686
Accounts receivable programs	245	254	238	243
Senior notes	467	462	452	447
Senior Subordinated notes	1,076	1,198	1,279	1,442
Variable interest entities	306	313	200	199
Other debt	289	256	289	320

Total debt - excluding affiliates	4,077	4,175	4,146	4,337

Total cash	459	690	973	1,011

Net debt- excluding affiliates	$3,618	$3,485	$3,173	$3,326

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Nine months ended
	September 30,	September 30,
In millions, unaudited	2011	2011	2010

Total cash at beginning of period	$690	$973	$1,750

Net cash provided by (used in) operating activities	24	25	(350)
Net cash used in investing activities	(89)	(200)	(85)
Net cash used in financing activities	(157)	(335)	(314)
Change in restricted cash	(1)	(1)	3
Effect of exchange rate changes on cash	(8)	(3)	7

Total cash at end of period	$459	$459	$1,011

Supplemental cash flow information:
Cash paid for interest	$(70)	$(178)	$(142)
Cash paid for income taxes	$(49)	$(84)	$(19)
Cash paid for capital expenditures	$(93)	$(217)	$(132)
Depreciation & amortization	$113	$327	$295

Changes in primary working capital:
Accounts and notes receivable	$11	$(314)	$(318)
Inventories	(3)	(273)	(184)
Accounts payable	(119)	81	61
Total	$(111)	$(506)	$(441)

Footnotes

(1)    We use EBITDA and Adjusted EBITDA to measure the operating performance of our business.  We provide Adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; acquisition related expenses; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

During the first quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

(2)    On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  During the first quarter 2010 we closed our Australian styrenics operations.  Results from these businesses are treated as discontinued operations.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2010 revenues of over $9 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.